Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 31, 2013, by and among Gigamon Inc., a Delaware corporation (the “Company”), Highland Subfund VII-B GGM, Inc., a Delaware corporation (“HSF-B”), Highland Subfund VII-C GGM, Inc., a Delaware corporation (“HSF-C”), Highland Capital Partners VII-B, Limited Partnership, a Delaware limited partnership (“HCP-B”) and Highland Capital Partners VII-C, Limited Partnership, a Delaware limited partnership (“HCP-C”). The Company, HSF-B, HSF-C, HCP-B and HCP-C are collectively referred to herein as the “Parties” and each individually is referred to herein as a “Party.” All references to the Company include its predecessor, Gigamon LLC, a Delaware limited liability company.

Recitals

WHEREAS, in anticipation of the initial public offering of the Company, on the date hereof, (i) the Company has previously completed a conversion (the “Conversion”) from a limited liability company to a corporation, (ii) immediately following the Conversion, Highland Management Partners VII Limited Partnership, the general partner of Highland Subfund VII-B GGM Limited Partnership, a Delaware limited partnership (“HSVII-B”), and Highland Subfund VII-C GGM Limited Partnership, a Delaware limited partnership (“HSVII-C”), has contributed (the “Contribution”) its interest in each of HSVII-B and HSVII-C to HCP-B and HCP-C, respectively, and withdrawn as the general partner of each of HSVII-B and HSVII-C, (iii) immediately following the Contribution, each of HSVII-B and HSVII-C has dissolved and distributed its assets in accordance with its partnership agreement (the “Dissolution”); and (iv) as a result of such Dissolution, HSF-B and HSF-C are the owners of shares of Company stock;

WHEREAS, the board of directors of the Company and the board of directors of HSF-B deem it advisable that HSF-B merge with and into the Company (the “HSF-B Merger”) and (iii) the board of directors of the Company and the board of directors of HSF-C deem it advisable that HSF-C merge with and into the Company (the “HSF-C Merger,” and collectively with the HSF-B Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth herein and in accordance with the DGCL (as defined below); and

WHEREAS, the board of directors and, if applicable, the equityholders of each of the Company, HSF-B and HSF-C have approved the HSF-B Merger and the HSF-C Merger, respectively, in accordance with the requirements of the DGCL and their respective organizational documents.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the other Parties to this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California and New York, New York are authorized or required by applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s Common Stock, par value $0.0001, with the rights, preferences and privileges as described in the Company’s certificate of incorporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“Final Pre-Closing Tax Period” means the Tax period ending on the Closing Date

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated January 20, 2010, by and among the Company, HSVII-B, the predecessor in interest to HSF-B, HSVII-C, the predecessor in interest to HSF-C, and the other parties thereto.

“Law” means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge or security interest in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on the ability of the applicable Merged Entity to consummate the transactions contemplated by the Transaction Documents.

“Merged Entities” means HSF-B and HSF-C, and the term “Merged Entity” means any one of them, as the case may be.

“Permitted Liens and Exceptions” means Liens for Taxes, assessments and similar charges that are not yet due and payable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001, with the rights, preferences and privileges as described in the Company’s certificate of incorporation.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Person.

“Tax” means (1) any tax or other governmental fee or like assessment or charge in the nature of a tax; including, but not limited to, withholding on amounts paid to or by any Person, federal and state income taxes, real property gains taxes, sales and use taxes, escheat taxes, abandoned or unclaimed property taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, capital stock taxes, real and personal property taxes, environmental taxes, transfer taxes, severance taxes, alternative or add-on minimum taxes, and custom duties, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition of any such tax (a “Taxing Authority”) and (2) any liability for the payment of any amount of the type described in the immediately preceding clause (1) as a result of a Merged Entity being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date.

“Transaction Documents” means this Agreement and the Exhibits attached hereto.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Certificate of Merger	2.1(b)
Claim	7.3(a)
Closing	2.2
Company	Preamble
Damages	7.2(a)
HCP-C	Preamble
HCP-B	Preamble
HSF-B	Preamble
HSF-C	Preamble
HSF-B Merger	Recitals

Term	Section
HSF-C Merger	Recitals
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Merger Effective Time	2.1(b)
Mergers	Recitals
Parties	Preamble
Party	Preamble
Potential Contributor	7.5
Registration Statement	2.1(b)
Returns	6.1
Securities	3.5
Surviving Company	2.1(a)
Third Party Claim	7.3(b)
Transfer Taxes	6.2(b)
Warranty Breach	7.2(a)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws,” or to a particular statute or law shall be deemed also to include any and all Laws.

ARTICLE II

The Mergers And Other Transactions

2.1 The Mergers.

(a) At the Merger Effective Time (as defined below), and in accordance with the applicable provisions of this Agreement and the DGCL, each of HSF-B and HSF-C shall be merged with and into the Company. Following the Mergers, the separate corporate existence, as applicable, of each of HSF-B and HSF-C shall cease and the Company shall continue as the surviving company (the “Surviving Company”).

(b) At the time determined by the Company, promptly following the Conversion, Contribution, and Dissolution and prior to the effectiveness of the Company’s registration statement on Form S-1 (File No. 333-182662) (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, the Company shall cause a certificate of merger in form and substance as set forth on Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, all as provided for and in accordance with Section 251 and Section 264 of the DGCL. The Merger shall become effective at the time and date as provided under the DGCL and as specified in the Certificate of Merger (the “Merger Effective Time”). References to the Company after the Merger Effective Time shall mean the Surviving Company.

(c) Each Merger shall have the effects set forth under the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, and powers of each of HSF-B and HSF-C shall vest in the Surviving Company, and all debts, liabilities, and duties of each of HSF-B and HSF-C shall become the debts, liabilities, and duties of the Surviving Company. Notwithstanding the foregoing, it is hereby acknowledged and agreed that, upon the consummation of the Mergers, the respective rights and obligations of HSF-B and HSF-C under the Registration Rights Agreement shall be transferred to HCP-B and HCP-C, respectively, in accordance with Section 6.1 of the Investor Rights Agreement.

(d) The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(e) Subject to applicable Law, (i) the directors of the Company immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal, and (ii) the officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

(f) All of the equity interests of each of HSF-B and HSF-C outstanding as of immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or the holder thereof or any other Person, be canceled and extinguished and converted into the right to receive the consideration specified in Section 2.1(g). All of such outstanding equity interests of HSF-B and HSF-C when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 2.1(g).

(g) At the Merger Effective Time:

(i) In respect of the outstanding equity interests of HSF-B held by HCP-B immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the HSF-B Merger, HCP-B shall receive the number of shares of Preferred Stock equal to the number of shares of Preferred Stock held by HSF-B immediately prior to the HSF-B Merger and such shares of Preferred Stock of the Company received pursuant to the HSF-B Merger shall be free and clear of all security interests, claims, liens, equities or other encumbrances; and

(ii) In respect of the outstanding equity interests of HSF-C held by HCP-C immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the HSF-C Merger, HCP-C shall receive the number of shares of Preferred Stock equal to the number of shares of Preferred Stock held by HSF-C immediately prior to the Merger Effective Time and such shares of Preferred Stock received pursuant to the HSF-C Merger shall be free and clear of all security interests, claims, liens, equities or other encumbrances.

(h) By their execution of this Agreement, HCP-B, as the sole stockholder of HSF-B, and HCP-C, as the sole stockholder of HSF-C, each waives its right to any dissent to the HSF-B Merger and the HSF-C Merger, respectively, and demand appraisal for its shares of HSF-B and HSF-C under the DGCL, or otherwise.

2.2 Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304. At the Closing:

(i) The Certificate of Merger shall be filed pursuant to the terms of Section 2.1.

(ii) Each of the Parties shall deliver such other documents, instruments and agreements as are required to be delivered by such Party at the Closing pursuant to this Agreement.

2.3 Distribution of Assets. Prior to the Merger Effective Time, each Merged Entity shall dividend or otherwise distribute all of its assets (other than equity interests of the Company held by such Merged Entities and an amount of cash that has been estimated in good faith by each Merged Entity to be sufficient to pay all liabilities of such Merged Entity, including Taxes for the Final Pre-Closing Tax Period after taking into account any required Tax distributions by the Company) to its equity holders and shall take all necessary action required under the DGCL related to such dividend or distribution.

2.4 Payment of Indebtedness. No later than immediately prior to the Closing, each Merged Entity shall repay all indebtedness for borrowed money of such Merged Entity outstanding immediately prior to the Closing, of any kind or nature whatsoever, including any obligations related thereto (including any accrued interest or prepayment penalties). At Closing, each Merged Entity shall deliver the Company customary payoff letters from each holder of any indebtedness of such Merged Entity to be repaid at the Closing.

ARTICLE III

Representations And Warranties Of The Parties Other Than The Company

Each of the HSF-B and HSF-C, severally and not jointly, represents and warrants to the Company, solely with respect to itself and not with respect to the other Merged Entity, as of the date hereof that:

3.1 Corporate Existence and Power Such Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

3.2 Corporate Authorization. The execution, delivery and performance by such Party of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of such Party and have been duly authorized by all necessary corporate action on the part of such Party. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

3.3 Governmental Authorization. The execution, delivery and performance by such Party of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than the Certificate of Merger and any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

3.4 Noncontravention. The execution, delivery and performance by such Party of any of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the organizational documents of such Party or any resolution adopted by or any action taken by the board of directors or stockholders of such Party, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Party, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Party, or to a loss of any benefit to which such Party is entitled, under any provision of any agreement, contract or other instrument to which such Party is a party or by which it or its properties or assets is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to such Party or its assets, except, in the case of clauses (b),(c) or (d), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a Material Adverse Effect.

3.5 Capitalization. HSF-B represents and warrants that HCP-B owns 100% of the issued and outstanding capital stock of HSF-B. HSF-C represents and warrants that HCP-C owns 100% of the issued and outstanding capital stock of HSF-C. All of the capital stock or equity interests, as applicable, of such Party have been duly authorized and validly issued and are fully paid and non-assessable. Other than the capital stock or equity interests issued to HCP-B or HCP-C described in this Section 3.5, there are no outstanding (i) capital stock or other voting securities of such Party, (ii) securities of such Party convertible into or exchangeable for capital stock or equity interests or other voting securities of such Party or (iii) options or other rights to acquire from such Party, or other obligation of such Party to issue, any capital stock or other voting securities of such Party or securities convertible into or exchangeable for capital stock or equity interests or other voting securities of such Party (the items in clauses (i) through (iii) being referred to collectively as the “Securities”). There are no outstanding obligations of such Party to repurchase, redeem or otherwise acquire any Securities and there are no agreements or other instruments relating to the issuance, sale or transfer by such Party of any Securities.

3.6 Indebtedness; Liabilities. Other than its investment in the Company and related transactions and the transactions contemplated by the Transaction Documents, such Party (i) has not conducted any business since its formation and (ii) has no indebtedness, obligations or other liabilities as of the Merger Effective Time (other than Taxes, which shall be governed exclusively by Section 3.8).

3.7 Inspections; No Other Representations. Neither HSF-B nor HSF-C makes any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, made by or on behalf of or imputed to either HSF-B or HSF-C or any of its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, neither HSF-B nor HSF-C nor any of their Affiliates makes any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to the Company of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or any other information or documents made available to the Company or its counsel, accountants or advisors with respect to either HSF-B or HSF-C or any of the foregoing business, assets, liabilities or operations.

3.8 Taxes

Each Merged Entity, severally and not jointly, represents and warrants to the Company, solely with respect to itself and not with respect to the other Merged Entity, as of the date hereof that except as disclosed on Schedule I, (a) all Tax returns, statements, reports and forms (collectively, “Returns”) that are material and are required to be filed with any Taxing Authority by, or with respect to, such Merged Entity on or before the Closing Date (taking into account any duly obtained extensions) have been, or will be, timely filed, (b) such Merged Entity has timely paid all Taxes due and payable by such Merged Entity shown on any Returns, (c) the Returns that have been filed are true, correct and complete in all material respects, (d) such Merged Entity has no liability for Taxes for any Pre-Closing Tax Period in excess of the amount of cash retained by the respective Merged

Entity pursuant to Section 2.3 to pay such Taxes plus any unpaid Tax distributions required to be paid by the Company, (e) the Merged Entity has not received any notice in writing from a Taxing Authority of any proposed or pending action, suit, proceeding, investigation, audit or claim with respect to such Merged Entity in respect of any material Tax, (f) such Merged Entity has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party, (g) such Merged Entity has not received notice of any claim in writing from a Taxing Authority, or to such Merged Entity’s knowledge, there is no claim pending or proposed or threatened by a Taxing Authority, in a jurisdiction where such Merged Entity does not file Returns that such Merged Entity is or may be subject to taxation in such jurisdiction, and (h) such Merged Entity has not consented to extend the time, nor is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority.

ARTICLE IV

Representations And Warranties Of The Company

The Company represents and warrants to each of the other Parties, as of the date hereof, that:

4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

4.2 Corporate Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of the Company and have been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3 Governmental Authorization. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or material notice to, any governmental body, agency or official other than: (1) the filing of the Certificate of Merger; and (2) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

4.4 Noncontravention. The execution, delivery and performance by the Company of any of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the certificate of incorporation of the Company or any resolution adopted by or any action taken by the board of directors or stockholders of the Company, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument to which the Company is a party or by which the Company or its properties or assets are bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to the Company or its properties or assets, except, in the case of clauses (b), (c) or (d), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.5 Capitalization. All of the capital stock or equity interests, as applicable, of the Company have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable), and will, as of the completion of the initial public offering of the Company, conform as to legal matters to the description thereof contained in the Registration Statement.

ARTICLE V

Covenants Of The Parties

Each of the Parties hereto agrees that:

5.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by any of the Transaction Documents. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

5.2 Public Announcements. Other than the Company, none of the other Parties hereto may issue any press release or make any public statement with respect to any Transaction Document or the transactions contemplated thereby.

ARTICLE VI

Tax Matters

6.1 Tax Covenants

(a) The Company shall prepare and timely file all Returns that are required to be filed after the Closing reflecting the income of each Merged Entity for all Pre-Closing Tax Periods. No later than thirty (30) days prior to filing any such Return, the Company shall submit such Return to HCP-B (in the case of HSF-B) and HCP-C (in the case of HSF-C) for its review and consent. If the Returns for the Final Pre-Closing Tax Period reflect, in the aggregate, an overpayment of estimated Taxes for such period, a right to a refund of Taxes and/or an amount of Taxes due with such Returns that is less than the amount of cash retained by the respective Merged Entity, then within ten (10) Business Days after filing the applicable Return, the Company shall pay the amount of such overpayment, refund, and/or excess cash to HCP-B (in the case of HSF-B) or HCP-C (in the case of HSF-C).

(b) Returns related to any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Mergers (all such Taxes, “Transfer Taxes”) shall be filed by the Party required to file such Returns under applicable Law and such Party shall pay the Transfer Taxes shown thereon; provided that (i) HCP-B and the Company will each bear 50% of the economic burden of any Transfer Tax with respect to HSF-B, and (ii) HCP-C and the Company will each bear 50% of the economic burden of any Transfer Tax with respect to HSF-C. The provisions of this Section 6.1(b), and no other provision, will govern the allocation between the parties of the economic burden of Transfer Taxes.

6.2 Tax Indemnification

(a) HCP-B hereby indemnifies the Company against and agrees to hold it harmless from any Tax of HSF-B relating to a Pre-Closing Tax Period, including any Taxes arising upon the HSF-B Merger, in excess of any required but unpaid Tax distributions by the Company plus the amount of cash retained by HSF-B pursuant to Section 2.3 (to the extent not returned to HCP-B pursuant to Section 6.1); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, HCP-B does not indemnify the Company for any interest or penalties resulting from the Company’s actions or omissions whether prior to or after the HSF-B Merger, such as the Company’s failure to accurately or timely report tax information to HSVII-B, HSF-B, or HCP-B. HCP-C hereby indemnifies the Company against and agrees to hold it harmless from any Tax of HSF-C relating to a Pre-Closing Tax Period, including any Taxes arising upon the HSF-C Merger, in excess of any required but unpaid Tax distributions by the Company plus the amount of cash retained by HSF-C pursuant to Section 2.3 (to the extent not returned to HCP-C pursuant to Section 6.1); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, HCP-C does not indemnify the Company for any interest or penalties resulting from the Company’s actions or omissions whether prior to or after the HSF-C Merger, such as the Company’s failure to accurately or timely report tax information to HSVII-C, HSF-C, or HCP-C.

(b) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 6.2 is asserted against the Company, the Company shall notify HCP-B (relating to any Tax of HSF-B) or HCP-C (relating to any Tax of HSF-C) of such claim or demand within 10 days of receipt thereof, and shall give HCP-B or HCP-C, as applicable, such information with respect thereto as HCP-B or HCP-C, as applicable, may reasonably request. The Company shall not settle or conclude any contest or proceeding (including, without limitation, a Tax audit) relating to Taxes for which indemnification may be sought from HCP-B or HCP-C, as applicable, under this Section 6.2 without the approval of HCP-B or HCP-C, as applicable, not to be unreasonably withheld. Neither HCP-B nor HCP-C shall be liable under this Section 6.2 for any amount arising out of a contest or proceeding of which HCP-B or HCP-C, as applicable, were not notified as required under this Section 6.2(b) to the extent that the failure to so notify prejudiced HCP-B or HCP-C, as applicable. The provisions of Article VII shall apply to any indemnification claim for Taxes to the extent not inconsistent with this Section 6.2.

6.3 Pre-Closing Tax Refunds. HCP-B and HCP-C shall be entitled to any Tax refunds attributable to any Pre-Closing Tax Period of HSF-B and HSF-C, respectively, and the Company shall promptly pay by wire transfer of immediately available funds any such refunds to HCP-B or HCP-C, as the case may be, less any applicable Taxes, withholdings or reasonable expenses, after receipt thereof. If HSF-B or HSF-C has a net operating loss for the taxable period ending on the Closing Date, the Company shall carryback such loss pursuant to Section 172 of the Code and file a claim for refund on IRS Form 1139 with respect to such carryback and promptly pay by wire transfer of immediately available funds such refund to HCP-B or HCP-C, as the case may be, after receipt thereof. The Company shall file for, at the request of HCP-B or HCP-C, and use reasonable commercial efforts to obtain any refund to which HCP-B or HCP-C, as the case may be, is entitled under this section.

6.4 Tax Reporting. The Parties agree to treat, for U.S. federal, state and local Tax purposes, the transaction contemplated by this Agreement and the Conversion Agreement entered into by the Parties on the date hereof, as governed by Sections 351 and 368 of the Code and report consistently with such treatment for all U.S. federal, state and local Tax purposes.

ARTICLE VII

Survival; Indemnification

7.1 Survival. The representations and warranties of any of the Parties hereto contained in this Agreement shall survive the Closing Date. Except as otherwise provided in this Agreement, the covenants and agreements of the Parties contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely or for the shorter period specified in this Agreement. Any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

7.2 Indemnification.

(a) From and after Closing, the Company hereby indemnifies HCP-B and HCP-C against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually incurred or suffered by HCP-B or HCP-C arising out of or resulting from any inaccuracy or breach of any representation and warranty (each such inaccuracy and breach, a “Warranty Breach”) or breach of a covenant, in each case of the Company contained in this Agreement.

(b) From and after Closing, HCP-B hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages actually incurred or suffered by the Company arising out of or related in any way to any Warranty Breach or breach of a covenant, in each case of HSF-B or HCP-B contained in the Transaction Documents or in the exhibits, schedules or certificates to, or delivered in connection with, the Transaction Documents.

(c) From and after Closing, HCP-C hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages actually incurred or suffered by the Company arising out of or related in any way to any Warranty Breach or breach of a covenant, in each case of HSF-C or HCP-C contained in the Transaction Documents or in the exhibits, schedules or certificates to, or delivered in connection with, the Transaction Documents.

(d) Notwithstanding anything contained in this Agreement to the contrary, no Party shall be entitled to seek, nor be entitled to, incidental, indirect punitive, special or consequential damages (including damages for any lost profits) in any Claim for indemnification or recovery of Damages pursuant to this Agreement unless such type of damages are sought against such Party by an unaffiliated or unrelated third party.

7.3 Procedures.

(a) The party seeking indemnification under Section 7.2 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of any Claim asserted by any third party (“Third Party Claim”).

(c) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) Each Indemnified Party must mitigate in accordance with applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must promptly notify the Indemnifying Party and promptly pay to the Indemnifying Party the extent of the value of the benefit (or, if less, the amount of any such loss previously paid by the Indemnifying Party) to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation).

(e) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 7.2.

7.4 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.2 and the Indemnified Party could have recovered all or a part of such Damages from a third party (other than any Subsidiary of the Company or any current or former employee or agent of such Persons) (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

7.5 Exclusivity. After the Closing, Section 7.2 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than any claim for gross negligence, intentional misrepresentation, willful misconduct or fraud. Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under any Transaction Document.

ARTICLE VIII

Miscellaneous

8.1 Notices.

(a) All notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given (i) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (ii) upon delivery to the recipient in person or by courier, or (iii) upon receipt of a facsimile transmission by the recipient. Such notices, requests and consents shall be given, if to HCP-B or HSF-B, to:

c/o Highland Capital Partners

One Broadway, 16th Floor

Cambridge, MA 02142

Attention: Pat Cammarata General Counsel

with copies (which shall not constitute notice) to:

Wilmer, Cutler, Pickering, Hale and Dorr, LLP

60 State Street

Boston, MA 02109

Attention: Sarah Rothermel, Esq.

Fascimile: (617)-526-5000

if to HCP-C or HSF-C, to:

c/o Highland Capital Partners

One Broadway, 16th Floor

Cambridge, MA 02142

Attention: Pat Cammarata General Counsel

with copies (which shall not constitute notice) to:

Wilmer, Cutler, Pickering, Hale and Dorr, LLP

60 State Street

Boston, MA 02109

Attention: Sarah Rothermel, Esq.

Fascimile: (617)-526-5000

If to the Company, to:

c/o Gigamon LLC

598 Gibraltar Drive

Milpitas, California 95035

Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Rezwan D. Pavri, Esq.

Facsimile: (650) 493-6811

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties.

Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Without limiting the manner by which notice otherwise may be given effectively to the Parties pursuant to this Agreement, any notice to the Parties given by the Company under any provision of this Agreement shall be effective if given by a form of electronic transmission consented to by the Party to whom the notice is given. Any such consent shall be revocable by such Party by written notice to the Company.

(b) Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by electronic mail, when directed to an electronic mail address at which the Party has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the Party of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the Party.

(c) An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud or willful misconduct, be prima facie evidence of the facts stated therein.

(d) An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

8.2 Further Assurances. Each of the Parties agrees (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

8.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.4 Expenses. Except to the extent otherwise expressly provided for in any of the Transaction Documents, all costs and expenses incurred by any Party in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing shall be paid by the Party incurring such costs or expenses.

8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

8.6 Governing Law. This Agreement is governed by and shall be construed in accordance with the DGCL, exclusive of its conflict-of-laws principles. In the event of a conflict between the provisions of this Agreement and any provision of the Company’s certificate of incorporation or the DGCL, the applicable provision of this Agreement shall control, to the extent permitted by law.

8.7 Consent to Jurisdiction. The parties to this Agreement hereby consent to the non-exclusive jurisdiction of the courts of the State of California in connection with any matter or dispute arising under this Agreement.

8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto. No Transaction Document is intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

8.10 Entire Agreement. The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above-written.

GIGAMON INC.

By:	/s/ Paul B. Shinn
Name:	Paul B. Shinn
Title:	General Counsel

HIGHLAND SUBFUND VII-B GGM, INC.

By:	/s/ Kathleen A. Barry
Name:	Kathleen A. Barry
Title:	President

HIGHLAND SUBFUND VII-C GGM, INC.

By:	/s/ Kathleen A. Barry
Name:	Kathleen A. Barry
Title:	President

[Agreement and Plan of Merger]

Highland Capital Partners VII-B, Limited Partnership

By: Highland Management Partners VII Limited Partnership, its general partner

By: Highland Management Partners VII, LLC, its general partner

By:	/s/ Kathleen A. Barry
Name:	Kathleen A. Barry
Title:	Administrative Member

Highland Capital Partners VII-C, Limited Partnership

By: Highland Management Partners VII Limited Partnership, its general partner

By: Highland Management Partners VII, LLC, its general partner

By:	/s/ Kathleen A. Barry
Name:	Kathleen A. Barry
Title:	Administrative Member

[Agreement and Plan of Merger]

EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

CERTIFICATE OF MERGER

OF

HIGHLAND SUBFUND VII-B GGM INC.,

a Delaware corporation,

AND

HIGHLAND SUBFUND VII-C GGM INC.,

a Delaware corporation,

WITH AND INTO

GIGAMON INC.,

a Delaware corporation

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (“DGCL”), Gigamon Inc., a Delaware corporation (the “Company”), in connection with (i) the merger of Highland Subfund VII-B GGM Inc., a Delaware corporation (“HSF-B”), with and into the Company and (ii) the merger of Highland Subfund VII-C GGM Inc., a Delaware corporation (“HSF-C”), with and into the Company (such mergers, together, the “Merger”), hereby certifies as follows:

FIRST: The names and states of domicile of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Domicile
Gigamon Inc.	Delaware
Highland Subfund VII-B GGM Inc.	Delaware
Highland Subfund VII-C GGM Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of May 31, 2013 (the “Merger Agreement”), by and among the Company, HSF-B, HSF-C, HCP VII-C, LP and HCP VII-C, LP has been approved, adopted, certified, executed and acknowledged by HSF-B and HSF-C in accordance with Sections 228 and 251 of the DGCL.

THIRD: The Company shall be the surviving entity in the Merger. The name of the surviving entity shall be “Gigamon Inc.”.

FOURTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the surviving entity at 598 Gibraltar Drive, Milpitas, California 95035.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving entity, on request and without cost, to any stockholder of any of the Constituent Corporations.

SEVENTH: The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the surviving entity.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger of the Constituent Corporations, pursuant to the DGCL, under penalties of perjury does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and, accordingly, has hereunto signed this Certificate of Merger this     day of             , 2013.

GIGAMON INC.
a Delaware corporation

By:
Name:	Paul Shinn
Title:	Secretary and General Counsel

[Gigamon Inc. - Certificate of Merger]

Schedule I

Each Merged Entity has filed all Returns consistent with the U.S. federal and state Schedules K-1 (or similar forms) received by the Merged Entity from the Company. To the extent such Schedules K-1 or similar forms were not true, correct, and complete, the Returns filed by the Merged Entities may not be true, correct, and complete. Similarly, if such forms were not provided timely, the corresponding Returns may not have been filed timely. If no Schedule K-1 (or similar form) was received from the Company with respect to a particular jurisdiction, then the Merged Entity may not have filed Returns in such jurisdiction. In some cases, the Merged Entity did file Returns in a jurisdiction for which it did not receive a Schedule K-1 or similar form from the Company; however, the Merged Entity generally did not file Returns in a jurisdiction if the estimated income related to the Company in such jurisdiction was less than $1,000 for a year.

[Gigamon Inc. - Certificate of Merger]